Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated April 15, 2022 related to the consolidated financial statements of Touchpoint Group Holdings, Inc. (the “Company”) as of and for the years ended December 31, 2021 and 2020, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, in the Company’s Registration Statement on Form S-8 (Registration Nos. 333-224972).

/s/ Cherry Bekaert LLP

Tampa, Florida

April 15, 2022